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                                                                      EXHIBIT 11



                              INSTRON CORPORATION

                                  COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE




Year Ended December 31                                                            1996               1995                 1994
----------------------                                                            ----               ----                 ----

Net Income                                                                     $4,582,000          $4,995,000           $4,537,000
                                                                               ==========          ==========           ==========
Primary earnings per share:

Weighted average number of common shares
outstanding                                                                     6,396,202           6,324,540            6,288,107
Add:  Shares arising from the assumed
      exercise of stock options (as
      determined under the Treasury Stock
      Method)                                                                     128,265             107,342               51,440
                                                                               ----------          ----------           ----------

Weighted average of common and equivalent
shares outstanding                                                              6,524,467           6,431,882            6,339,547
                                                                               ==========          ==========           ==========

Primary earnings per share                                                     $      .70          $      .78           $      .72
                                                                               ==========          ==========           ==========

Fully diluted earnings per share (1):

Weighted average of common and equivalent
shares outstanding (as determined for the
Primary earnings per share calculation
above)                                                                          6,524,467           6,431,882            6,339,547
Add:  Additional shares arising from the
      assumed exercise of stock options (as
      determined under the Treasury Stock
      Method)                                                                       8,270              68,842               62,527
                                                                               ----------          ----------           ----------

Weighted average of common and equivalent
shares outstanding, as adjusted                                                 6,532,737           6,500,724            6,402,074
                                                                               ==========          ==========           ==========

Fully diluted earnings per share                                               $      .70          $      .77           $      .71
                                                                               ==========          ==========           ==========



Note 1: This calculation is submitted in accordance with the Securities Act of 1933, Release No. 5,133, although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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